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                                                                    EXHIBIT 23.1

                         Consent of Ernst & Young LLP,
                              Independent Auditors

We consent to the use of our report dated August 1, 1995, with respect to the consolidated financial statements of Collagen Corporation included in this Annual Report (Form 10-K) of Collagen Corporation for the year ended June 30, 1995.

Our audits also included the financial statement schedule of Collagen Corporation listed in Item 14(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth herein.

We also consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 2-93777, 33-21252, 33-39684, 33-73674 and
33-80038), pertaining to the 1984 Incentive Stock Option Plan, 1985 Employee Stock Purchase Plan, 1990 Directors' Stock Option Plan and 1994 Stock Option Plan of Collagen Corporation of our report dated August 1, 1995, with respect to the consolidated financial statements and our report included in the preceding paragraph with respect to the consolidated financial statement schedule included in this Annual Report (Form 10-K) of Collagen Corporation.

                                        ERNST & YOUNG LLP

                                        /s/ Ernst & Young LLP

Palo Alto, California
September 26, 1995